Exhibit 99.1

Investor Contact:
BSD MEDICAL CORPORATION	Tricia Ross
2188 West 2200 South	Financial Profiles
Salt Lake City, Utah 84119-1326	310-622-8226
NASDAQ:BSDM	tross@finprofiles.com

For Immediate Release

BSD Medical Announces Third Quarter Fiscal 2014 Financial Results

Total Revenues Increased 53% with 50% Increase in Disposable Antennae Sales for the First Nine Months of 2014;

Company to Hold Investment Community Conference Call Today at 2:00 p.m. Eastern

SALT LAKE CITY -- BSD Medical Corporation (NASDAQ: BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for the three and nine months ended May 31, 2014.

Third Quarter of Fiscal 2014 Highlights (all comparisons with the third quarter of fiscal 2013)

●	Total revenues of $1.3 million decreased 5% as a result of large, initial orders from Terumo Europe NV (Terumo) in the prior year

●	Operating expenses declined 3% to $2.5 million

●	Net loss remained relatively unchanged at $2.0 million

Year to Date Fiscal 2014 Highlights (all comparisons with the first nine months of fiscal 2013)

●	Total revenues increased 53% to $4.3 million

●	Gross margin improved to 46% from 42%

●	Operating expenses declined 4% to $6.9 million

●	Net loss improved to $5.0 million from a net loss of $6.0 million

●	Current total sales backlog stands at approximately $917,500

BSD reported cash and equivalents of $5.2 million and no long-term debt at May 31, 2014. Subsequently, the Company raised approximately $5.2 million in gross proceeds in a registered direct offering, which was completed July 1, 2014, strengthening the balance sheet.

Management Commentary

“Our healthy growth in revenues for the first nine months of this year has been driven by the strategic roll-out of our microwave ablation MicroThermX® system by Terumo and increasing sales of our SynchroWave disposable antennas. Revenues were slightly lower in the third quarter due to the large number of MTX systems shipped in the same quarter last year following the signing of our distribution agreement with Terumo; however, we continue to see robust interest and adoption from our partnership, as evidenced by the 50% growth in total antennae sales through the first nine months of the year,” said Harold Wolcott, President of BSD Medical. “In addition, year-to-date we’ve sold a total of six hyperthermia systems, including three to our distributor in Taiwan with the anticipated sale of a fourth system to that distributor in the current quarter.

“While growing revenues we have kept tight control over operating expenses and reduced our year-to-date net loss by more than $1 million. With our costs in check and recently strengthened cash position, we are well positioned for continued growth,” added Mr. Wolcott. “Terumo is an excellent distribution partner for the MTX product line, with exclusive license to sell in more than 100 countries in the greater Europe area, and we are seeing growing interest in that part of the world. There is an emerging body of evidence and acceptance of the use of microwave ablation technology in the treatment of cancer, both domestically and abroad, which bodes well for BSD’s future.”

Third Quarter and Year to Date Fiscal 2014 Operating Summary

BSD reported total revenues of $1,253,189 for the third quarter of fiscal 2014, a decrease of 5% from $1,316,713 for the third quarter of fiscal year 2013. This decline was due primarily to the large number of MTX systems shipped in the prior year three month period following the signing of our MTX distribution partner in Europe, and was largely offset by the sale of two hyperthermia systems compared with one in the prior year period. The Company has a current sales backlog of $917,500.

Gross margin was $505,270, or 40% of total revenues, for the third quarter of fiscal 2014, compared with $600,302, or 46% of total revenues, for the same period last year. Lower gross margin as a percent of revenues resulted from the effect of the sale of one hyperthermia system with a lower than normal gross margin.

Operating expenses declined 3% to $2.5 million for the third quarter of fiscal 2014 from $2.6 million for the comparable period last year. Research and development expenses declined 8% to $559,568 for the third quarter of fiscal 2014, from $607,960 for the third quarter of fiscal 2013. Selling, general and administrative expenses declined 2% to $1.9 million from $2.0 million for the third quarter of fiscal 2013.

The Company reported a net loss of $2.0 million, or $0.06 per share, for the third quarter of fiscal 2014, essentially flat with the third quarter of fiscal 2013.

Total revenues for the first nine months of fiscal 2014 increased 53% to $4.3 million, from $2.8 million for the first nine months of 2013. Gross margin was $2.0 million, or 46% of total revenues, for the nine months ended May 31, 2014, compared with $1.2 million, or 42% of total revenues, for the nine months ended May 31, 2013. Operating expenses decreased 4% to $6.9 million from $7.3 million in the prior year period. Net loss for the first nine months of fiscal 2014 declined to under $5.0 million dollars, or $0.15 per share, for the nine months of fiscal 2014, from a net loss of over $6.0 million, or $0.20 per share, for the nine months of fiscal 2013.

Conference Call

Management will hold a conference call today at 2:00 p.m. Eastern time/12:00 p.m. Mountain time to discuss financial results and provide a business update. Individuals interested in participating in the conference call may do so by visiting the Investor Relations section of the Company's website at www.BSDMedical.com or by dialing 800.860.2442 from the United States, or 412.858.4600 from outside the United States, and referencing “BSD Medical.” A telephone replay will be available through July 18, 2014, by dialing 877.344.7529 from the United States, or 412.317.0088 from outside the United States, and entering conference ID 10048867.

About BSD Medical Corporation

BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy, which is delivered using focused radiofrequency (RF) and microwave energy. BSD’s product lines include both hyperthermia and ablation treatment systems. BSD’s MicroThermX microwave ablation system has been developed as a stand-alone therapy to employ precision-guided microwave energy to ablate (destroy) soft tissue. The Company has developed extensive intellectual property, multiple products in the market and established distribution in the United States, Europe and Asia. Certain of the Company’s products have received regulatory approvals and clearances in the United States, Europe and China. For further information visit BSD Medical's website at www.BSDMedical.com.

This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including, among other things, the demand for the Company’s products, the ability of the Company to produce the products to meet the demand, global economic conditions and uncertainties in the geopolitical environment and other risk factors set forth in the Company’s most recent reports on Form 10-K and Form 10-Q. Any forward-looking statements in this release are based on limited information currently available to the Company, which is subject to change, and the Company will not necessarily update the information.

BSD MEDICAL CORPORATION
Condensed Balance Sheets
(Unaudited)
ASSETS	May 31, 2014	August 31, 2013
Current assets:
Cash and cash equivalents	$5,174,602	$9,450,528
Accounts receivable, net of allowance for doubtful accounts of $20,000	404,991	899,969
Related party trade accounts receivable	221,170	24,201
Inventories, net	2,242,985	2,445,770
Other current assets	193,266	200,028
Total current assets	8,237,014	13,020,496

Property and equipment, net	1,292,214	1,319,880

	$9,529,228	$14,340,376

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$499,739	$521,417
Accrued liabilities	431,685	573,880
Note payable	57,852	-
Customer deposits	99,650	317,480
Deferred revenue – current portion	453,047	730,593
Total current liabilities	1,541,973	2,143,370

Deferred revenue – net of current portion	-	53,115

Total liabilities	1,541,973	2,196,485

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 80,000,000 shares authorized, 34,199,463 and 34,006,202 shares issued, respectively	34,200	34,007
Additional paid-in capital	58,561,526	57,739,056
Stock subscriptions receivable	(7,485)	-
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(50,600,752)	(45,628,938)
Total stockholders’ equity	7,987,255	12,143,891

	$9,529,228	$14,340,376

BSD MEDICAL CORPORATION
Condensed Statements of Comprehensive Loss
(Unaudited)
	Three Months Ended May 31,		Nine Months Ended May 31,
	2014	2013	2014	2013
Revenues:
Sales	$764,044	$1,256,583	$3,611,679	$2,540,281
Sales to related parties	376,245	230	394,679	76,776
Equipment rental	112,900	59,900	268,200	178,700

Total revenues	1,253,189	1,316,713	4,274,558	2,795,757

Cost of Revenues:
Cost of sales	456,832	713,383	2,003,969	1,533,618
Cost of related party sales	288,140	81	296,053	66,527
Cost of equipment rental	2,947	2,947	8,841	8,841

Total cost of revenues	747,919	716,411	2,308,863	1,608,986

Gross margin	505,270	600,302	1,965,695	1,186,771

Operating expenses:
Research and development	559,568	607,690	1,621,612	1,693,648
Selling, general and administrative	1,934,277	1,967,082	5,321,309	5,562,013

Total operating expenses	2,493,845	2,574,772	6,942,921	7,255,661

Loss from operations	(1,988,575)	(1,974,470)	(4,977,226)	(6,068,890)

Other income (expense):
Interest income	3,623	7,708	15,050	24,374
Other expense	(3,898)	(2,984)	(9,638)	(5,291)

Total other income	(275)	4,724	5,412	19,083

Loss before income taxes	(1,988,850)	(1,969,746)	(4,971,814)	(6,049,807)

Provision for income taxes	-	-	-	-

Net loss and comprehensive loss	$(1,988,850)	$(1,969,746)	$(4,971,814)	$(6,049,807)

Net loss per common share:
Basic	$(0.06)	$(0.06)	$(0.15)	$(0.20)
Diluted	$(0.06)	$(0.06)	$(0.15)	$(0.20)

Weighted average number of shares outstanding:
Basic	34,040,000	32,042,000	34,002,000	30,541,000
Diluted	34,040,000	32,042,000	34,002,000	30,541,000

BSD MEDICAL CORPORATION
Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended May 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(4,971,814)	$(6,049,807)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	93,322	101,454
Stock-based compensation	634,859	862,514
Stock issued for services	180,000	180,001
Loss on disposition of property and equipment	(30)	-
Decrease (increase) in:
Receivables	298,009	(901,822)
Inventories	202,785	94,658
Other current assets	80,814	(81,540)
Increase (decrease) in:
Accounts payable	(21,678)	189,580
Accrued liabilities	(142,195)	(1,279)
Customer deposits	(217,830)	851,250
Deferred revenue	(330,661)	(30,760)

Net cash used in operating activities	(4,194,419)	(4,785,751)

Cash flows from investing activities:
Purchase of property and equipment	(67,651)	(18,072)
Proceeds from disposition of property and equipment	2,025	-

Net cash used in investing activities	(65,626)	(18,072)

Cash flows from financing activities:
Net proceeds from sale of common stock	319	-
Payments on note payable	(16,200)	4,583,437

Net cash used in or provided by financing activities	(15,881)	4,583,437

Net decrease in cash and cash equivalents	(4,275,926)	(220,386)
Cash and cash equivalents, beginning of the period	9,450,528	11,102,508

Cash and cash equivalents, end of the period	$5,174,602	$10,882,122

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